Exhibit 99.1

HanesBrands

1000 East Hanes Mill Road

Winston-Salem, NC 27105

(336) 519-8080

News Media, contact:	Matt Hall, (336) 519-3386
Analysts and Investors, contact:	T.C. Robillard, (336) 519-2115

HANESBRANDS ANNOUNCES PROPOSED SENIOR NOTES OFFERING

WINSTON-SALEM, N.C. (May 3, 2016) – HanesBrands (NYSE: HBI) today announced that it is planning to offer $1.5 billion in aggregate principal amount of senior notes due 2024 and 2026 in a private offering that is exempt from registration under the Securities Act of 1933, as amended, subject to market and other customary conditions. The notes will be senior unsecured obligations of HanesBrands.

HanesBrands intends to use the net proceeds from the offering to redeem in full its existing 6.375 percent senior notes due 2020 in accordance with their terms and to repay a portion of the indebtedness outstanding under its revolving credit facility and pay related fees and expenses.

The notes and the related guarantees will be offered in the United States to persons reasonable believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act, and to non-U.S. persons in reliance on Regulation S under the Securities Act. The offer and sale of the notes and the related guarantees have not been registered under the Securities Act or the securities laws of any state or other jurisdiction and may not be offered or sold absent registration or an applicable exemption from the registration requirements under the Securities Act and any applicable securities laws of any state or other jurisdiction.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the notes, nor shall there be any sale of the notes in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. This press release is being issued pursuant to and in accordance with Rule 135(c) under the Securities Act.

Cautionary Statement Concerning Forward-Looking Statements

Statements in this press release that are not statements of historical fact are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, including those regarding the proposed offering of notes and the anticipated use of proceeds therefrom. These forward-looking statements are made only as of the date of this report and are based on HanesBrands’ current intent, beliefs, plans and expectations. They involve risks and uncertainties that could cause actual future results, performance or developments to differ materially from those described in or implied by such forward-looking statements. These risks and uncertainties include the risks identified from time to time in HanesBrands’ most recent Securities and Exchange Commission reports, including the 2015 Annual Report on Form 10-K, Quarterly Reports on

HanesBrands Announces Proposed Senior Notes Offering – Page 2

Form 10-Q press releases and other communications. HanesBrands undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, other than as required by law.

HanesBrands

HanesBrands, based in Winston-Salem, N.C., is a socially responsible leading marketer of everyday basic innerwear and activewear apparel in the Americas, Europe and Asia under some of the world’s strongest apparel brands, including Hanes, Champion, Playtex, DIM, Bali, Maidenform, JMS/Just My Size, L’eggs, Wonderbra, Nur Die/Nur Der, Lovable and Gear for Sports. The company sells T-shirts, bras, panties, shapewear, underwear, socks, hosiery, and activewear produced in the company’s low-cost global supply chain.

# # #